Exhibit 5.1

[Sullivan & Cromwell Letterhead]

September 14, 2018

BHP Billiton Finance (USA) Limited,

Level 15, 171 Collins Street,

Melbourne, Victoria 3000,

Australia.

BHP Billiton Limited,

Level 18, 171 Collins Street,

Melbourne, Victoria 3000,

Australia.

BHP Billiton Plc,

Nova South,

160 Victoria Street,

London SW1E 5LB,

United Kingdom.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an indeterminate amount of debt securities (the “Securities”) of BHP Billiton Finance (USA) Limited, a corporation organized under the laws of the Commonwealth of Australia (the “Company”), on Form F-3 (the “Registration Statement”), and guaranteed as to payment of principal and interest by BHP Billiton Limited, a corporation organized under the laws of the Commonwealth of Australia, and BHP Billiton Plc, a public limited company incorporated under the laws of England and Wales (each, a “Guarantor” and together, the “Guarantors”), pursuant to the guarantees contained in the indenture, dated as of April 17, 2003, among the Company, the Guarantors and The Bank of New York Mellon, as successor trustee (the “Trustee”), relating to the Securities (the “Indenture”) and noted on the forms of notes attached thereto (the “Guarantees”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the Registration Statement has become effective under the Act (1) when the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (2) when the terms of the Guarantees and of their issuance have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon either Guarantor and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over either Guarantor, and the Guarantees have been duly executed and authenticated in accordance with the Indenture and issued as contemplated in the Registration Statement, the Guarantees will constitute valid and legally binding obligations of the Guarantors, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Australian law, we have relied upon the opinion, dated September 14, 2018, of Herbert Smith Freehills, Australian legal advisor to the Company and the Guarantors, and our opinion is subject to the same assumptions and qualifications with respect to such matters as are contained in such opinion of Herbert Smith Freehills. We note that you have separately been provided with an opinion of Sullivan & Cromwell LLP with respect to certain matters of English law.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell